Exhibit 4.6

EXECUTION VERSION

NEW SHAREHOLDERS AGREEMENT

by and among

Alibaba Group Holding Limited,

Yahoo! Inc.,

SOFTBANK CORP.,

the Management Members

(as defined herein)

and

certain other shareholders of Alibaba Group Holding Limited

Dated as of September 18, 2012

i

7.	Representations and Warranties		37

	7.1	Power and Authority	37
	7.2	Due Authorization	37
	7.3	Execution and Delivery	38
	7.4	No Conflict	38
	7.5	Share Ownership	38

8.	Covenants		38

	8.1	Standstill	38
	8.2	Confidentiality	38
	8.3	Information Rights	39
	8.4	Internal Controls over Financial Reporting	42
	8.5	GAAP	42
	8.6	Fiscal Year	42
	8.7	Designation of Alibaba.com Limited Director by Yahoo and SOFTBANK	42

9.	Governing Law and Dispute Resolution		43

	9.1	Governing Law	43
	9.2	Arbitration	43

10.	Miscellaneous		45

	10.1	Notices	45
	10.2	Management Members’ Representative	47
	10.3	Expenses	47
	10.4	Entire Agreement	47
	10.5	Amendment and Waiver	47
	10.6	Binding Effect	48
	10.7	Severability	48
	10.8	Assignment	48
	10.9	No Third Party Beneficiaries	48
	10.10	Termination	48
	10.11	Headings	48
	10.12	Counterparts	48

SCHEDULE A – FINANCIAL INVESTORS			A-1
SCHEDULE B – SHARE OWNERSHIP			B-1
SCHEDULE C – APPLICABLE THRESHOLDS			C-1

ii

NEW SHAREHOLDERS AGREEMENT

THIS NEW SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of September 18, 2012 is made and entered into by and among Alibaba Group Holding Limited (f/k/a Alibaba.com Corporation), a Cayman Islands company (the “Company”), Yahoo! Inc., a Delaware corporation (“Yahoo”), SOFTBANK CORP., a Japanese corporation (“SOFTBANK”) and the Management Members (as defined herein) (together with Yahoo and SOFTBANK, collectively the “Shareholders” and individually, a “Shareholder”) and certain other shareholders named on Schedule B as Subordinate Shareholders.

W I T N E S S E T H:

WHEREAS, the Company, Yahoo, SOFTBANK, and the Management Members entered into a Shareholders Agreement dated as of October 24, 2005 (the “Original Agreement”);

WHEREAS, the Company, Yahoo, SOFTBANK, and the Management Members entered into a First Amended and Restated Shareholders Agreement dated as of October 21, 2007 (the “2007 Amended Agreement”);

WHEREAS, on the date of this Agreement, Yahoo reduced its shareholding in the Company by selling Ordinary Shares to the Company and has agreed to dispose of additional Ordinary Shares in certain circumstances pursuant to the Share Repurchase Agreement (as defined below) (the “Share Repurchase”);

WHEREAS, pursuant to Section 10.5 of the Original Agreement, the Original Agreement may be amended or modified by a written instrument signed by Yahoo, Softbank, and the Management Members’ Representative, and pursuant to Section 11.5 of the 2007 Amended Agreement, the 2007 Amended Agreement may be amended or modified by a written instrument signed by Yahoo, SOFTBANK and the Management Members’ Representative; and

WHEREAS, Yahoo, SOFTBANK and the Management Members’ Representative desire to amend and restate the 2007 Amended Agreement (or, if the 2007 Amended Agreement is no longer in effect, the Original Agreement) to govern the actions of, and the relationship among, the Shareholders from and after the consummation of the Share Repurchase on the terms and subject to the conditions herein provided.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the indicated meanings. All references to Sections and Schedules shall be deemed references to Sections of and Schedules to this Agreement unless the context shall otherwise require.

“2007 Amended Agreement” is defined in the second recital to this Agreement.

“49.9% Excess Condition” is defined in Section 5.3(c).

“Additional Securities” is defined in Section 6.1(a).

“Affiliate” of a Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise.

“Aggregate Remaining Shares” is defined in Section 4.2(d).

“Alibaba.com Limited” means the business of Alibaba.com Limited and its Subsidiaries.

“Agreement” is defined in the first paragraph of this Agreement.

“Agreement Among Management Members” is defined in Section 10.2(a).

“Alipay Framework Agreement” means that certain Framework Agreement, by and among the Company, SOFTBANK, Yahoo, Alipay.Com Co., Ltd., APN Ltd., JM, JT, Zhejiang Alibaba E-Commerce Co., Ltd. and the Joinder Parties thereto, dated as of July 29, 2011.

“Applicable Thresholds” means the thresholds set forth on Schedule C of this Agreement, as such Schedule may be revised from time to time in accordance with Section 2.6.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Beijing or Hong Kong.

“Cause” means, with respect to a person, (i) gross neglect or failure to perform the duties and responsibilities of such person’s office, (ii) failure or refusal to comply in any material respect with material and lawful policies and directives of the Company resulting in material harm to the Company and its Affiliates, taken as a whole, (iii) material breach of any contract or agreement between such person and the Company, or material breach of any statutory duty or any other obligation that such person owes to the Company and/or its Affiliates resulting in material harm to the Company and its Affiliates, taken as a whole, (iv) commission of an act of fraud, theft or embezzlement against the Company and/or its Affiliates or involving their properties or assets, or (v) conviction or nolo contendere plea with respect to any felony or crime of moral turpitude, provided, however, that with respect to any occurrence of any of (i), (ii) or (iii), such person shall have been given not less than 30 days’ written notice by the Board of the Board’s determination (such determination being made independent of such person, if such person is a Board member) that such event had occurred, and such person shall have until the end of such 30 day period following receipt of such notice to rectify or cure such occurrence if such occurrence is curable before any action premised upon a determination of Cause can be taken.

“Change of Control Transaction” means (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of capital stock of the Company, the result of which acquisition is that such person or such group possesses 25% or more of the combined voting power of all then-issued and outstanding share capital of the Company, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (b) a merger, consolidation, scheme of arrangement or other reorganization or recapitalization of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation, scheme of arrangement or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding shares of capital stock of the Company immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 75% of the combined voting power of all then-issued and outstanding capital stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; or (c) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

“Claimant” is defined in Section 9.2(b).

“Closing Date” means the date of the closing of the first repurchase of Ordinary Shares by the Company from Yahoo and/or Yahoo! Hong Kong Holdings Limited pursuant to the Share Repurchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means Wilmington Trust (Cayman) Ltd.

“Company” is defined in the first paragraph of this Agreement.

“Competitively Sensitive Information” means any competitively sensitive business, marketing, technical and other information that the Company does not otherwise intend to publicly disclose other than information that Yahoo or Softbank certifies, through a certificate duly executed by an authorized officer of Yahoo, or Softbank, respectively, that it requires receipt of such information for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the U.S. Securities and Exchange Commission (in the case of Yahoo), Japanese securities regulators (in the case of SOFTBANK), or any stock exchange on which the securities of Yahoo or SOFTBANK, respectively, are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the U.S. Securities and Exchange Commission (in the case of Yahoo), Japanese securities regulators (in the case of SOFTBANK), or any stock exchange on which the securities of Yahoo or SOFTBANK, respectively, are then listed or admitted to trading, or under or for the purpose of complying with applicable Law.

“Confidential Information” means information delivered by a party to another party in connection with the Share Repurchase Agreement or the transactions contemplated thereby or pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such party as being confidential information of such delivering party (it being agreed that any information provided by means of an online dataroom or pursuant to Section 8.3 of this Agreement is Confidential Information regardless of whether it is marked or labeled as such), provided that such term does not include information that (a) was publicly known prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such receiving party or any Person acting on such party’s behalf, or (c) otherwise becomes known to such receiving party other than through disclosure by the delivering party or any Person with a duty to keep such information confidential.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Consolidated Revenue” means, as of a given time, the consolidated revenue of the Company and its Subsidiaries under U.S. GAAP for the most recent four fiscal quarters as reflected in the unaudited financial statements delivered to the Shareholders by the Company in respect of such four fiscal quarters pursuant to Section 8.3(b)(i) (as reconciled to U.S. GAAP, if applicable); provided that, if all four of the most recent fiscal quarters are reflected in the audited financial statements delivered to Shareholders by the Company in respect of the most recently completed fiscal year pursuant to Section 8.3(b)(ii), then Consolidated Revenue shall mean the consolidated revenue of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to the Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) (as reconciled to U.S. GAAP, if applicable); provided, that upon the request of a Shareholder, any unaudited financial statements used in determining the amount of Consolidated Revenue for purposes of this Agreement shall be reviewed by the firm serving as the Company’s independent certified public accountants at such time.

“Contract” means any loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, Leases, and other agreements, contracts, instruments, obligations, offers, legally binding commitments, arrangements and understandings, written or oral.

“Core Business” means each of Taobao, Alibaba.com Limited, the Company’s interest in the Alipay Framework Agreement and any business that, at the relevant time, contributes 10% or more of Consolidated Revenue.

“EBITDA” means income from operations as the item appears in the Company’s consolidated income statement for the relevant period, under U.S. GAAP, as reflected in the financial statements delivered to Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or 8.3(b)(ii), as applicable, adding back the following items (calculated in accordance with U.S. GAAP): (i) depreciation expense, (ii) amortization of intangible assets, (iii) impairment of goodwill, (iv) share-based compensation expense and (v) other income, as they appear in the Company’s consolidated financial statements for such relevant period.

“Equity Securities” means any Ordinary Shares and any other equity interests or equity-linked interests of the Company, however described or whether voting or non-voting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of the Company.

“ESOP” means (i) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by the Company from time to time in relation to the grant or issue of shares, stock options or any other Equity Securities to its employees, officers, directors and/or consultants, and (ii) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by a Subsidiary of the Company from time to time if such plan provides for the grant or issue of shares, stock options or any other equity or equity-linked interest in a Core Business to such Core Business’s employees, officers, directors and/or consultants.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Project Debt” means Project Debt not exceeding US $500 million in the aggregate.

“Exempted Securities” means (i) Equity Securities issued pursuant to any ESOP approved by the Board, and the issuance of the Ordinary Shares underlying such Equity Securities; (ii) Ordinary Shares issued upon exercise of any option, right, warrant or other convertible instrument which either existed on the Closing Date or the issuance of which was previously subject to preemptive rights; (iii) Ordinary Shares issued in connection with a share dividend, share split or similar event made or paid pro rata on all, and solely with respect to, Ordinary Shares; or (iv) Equity Securities issued in connection with any merger, consolidation, scheme of arrangement or acquisition (including Equity Securities issued to holders of shares, options or other equity interests of a party to such transaction) which merger, consolidation, scheme of arrangement or acquisition is approved by a least a majority of the directors at a meeting of the Board (or by written resolution in accordance with Section 2.8), provided, in the case of clause (iv), that, if (x) any such issuance of Equity Securities proposed to be made in connection with a merger, consolidation, scheme of arrangement or acquisition would exceed 3% of the Company’s Ordinary Shares calculated on a pre-issuance basis, and (y) the number of directors at such relevant time is greater than four, then such issuance shall require the approval of at least 75% of the directors at a meeting of the Board (or shall require approval by written resolution in accordance with Section 2.8).

“Expenses” is defined in Section 2.7(a).

“Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a Person, and shall include adoptive relationships of the same type.

“Financial Investors” means the financial investors of the Company as set forth in Schedule A hereto.

“GAAP” means U.S. GAAP or IFRS, in each case, applied on a consistent basis.

“Governmental Approval” means any Consent of any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization; and any securities exchange or quotation system.

“Group Cash and Cash Equivalents” means cash, cash equivalents and short term investments under U.S. GAAP as reflected in the Company’s financial statements delivered to the Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), as applicable, in each case as reconciled to U.S. GAAP, if applicable.

“Group Debt” means the sum of the Indebtedness and Guarantees of the Company and its Subsidiaries under U.S. GAAP as reflected in the Company’s financial statements and delivered to the Shareholders by the Company pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), as applicable, in each case as reconciled to U.S. GAAP, if applicable, but excluding all Project Debt.

“Group Net Debt” means Group Debt minus Group Cash and Cash Equivalents.

“Group Net Leverage” as of a given time means the ratio of Group Net Debt as of such time to LTM EBITDA.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“ICC” is defined in Section 9.2(a).

“IFRS” means International Financial Reporting Standards.

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with U.S. GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Indemnifiable Amounts” is defined in Section 2.7(a).

“Indemnitee” is defined in Section 2.7(a).

“IPCo” means APN Ltd., a company incorporated under the Laws of the Cayman Islands.

“IPO” means a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares (or by a Subsidiary of the Company of such Subsidiary’s shares, provided such Subsidiary holds assets of the Company contributing no less than 90% of Consolidated Revenue, and such Subsidiary’s shares are distributed to all shareholders of the Company on a pro rata basis) (A) on an internationally recognized stock exchange or quotation system approved by the Board with aggregate gross proceeds of at least US $1billion where the number of Ordinary Shares sold in such offering by the Company and all shareholders equals or exceeds fifteen percent (15%) of the total number of outstanding Ordinary Shares of the Company immediately prior to such offering or (B) that meets the following criteria: (i) the aggregate gross cash proceeds (before deduction of underwriting discounts, commissions and offering expenses) of such initial public offering are at least US$3.0 billion, (ii) the shares offered in such initial public offering are to be listed on the Hong Kong Stock Exchange or a U.S. national securities exchange, or with Yahoo’s written consent, which is not to be unreasonably withheld, conditioned or delayed, a stock exchange located in the PRC, (iii) the gross offering price per share exceeds 110% of the Resale Per Share Price (as defined in the Share Repurchase Agreement), and (iv) one of the joint global coordinators of such initial public offering is the Specified Bank (as defined in the Share Repurchase Agreement); provided that clause (B)(i) shall not apply in the case of an initial public offering requested by Yahoo pursuant to Section 3.1 of the Registration Rights Agreement (as defined in the Share Repurchase Agreement), which request is not subsequently withdrawn by Yahoo.

“JM” means Jack Ma Yun, the founder and the current Chairman of the Board and the Chief Executive Officer of the Company.

“JT” means Joseph C. Tsai, current Chief Financial Officer and director of the Company.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, stock exchange rules, regulations, guidance, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements between the Company and any Governmental Authority.

“Lease” means any real property lease, sublease, license and occupancy agreement.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract, but excluding any such Lien arising under this Agreement or the Memorandum and Articles.

“LTM EBITDA” means the consolidated EBITDA of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) and, to the extent that any portion of the prior four fiscal quarters is not reflected in such audited statements, then the consolidated EBITDA of the Company and its Subsidiaries for the prior fiscal quarters as reflected in the financial statements delivered to the Shareholders by the Company in respect of such fiscal quarters pursuant to Section 8.3(b)(i).

“M&S Purchaser” is defined in Section 4.4(a).

“M&S Sale” is defined in Section 4.4(a).

“M&S Sale Notice” is defined in Section 4.4(a).

“M&S Sale Price” is defined in Section 4.4(a).

“M&S Sale Shares” is defined in Section 4.4(a).

“M&S Transferors” is defined in Section 4.4(a).

“M&Y Purchaser” is defined in Section 4.6(a).

“M&Y Sale” is defined in Section 4.6(a).

“M&Y Sale Notice” is defined in Section 4.6(a).

“M&Y Sale Price” is defined in Section 4.6(a).

“M&Y Sale Shares” is defined in Section 4.6(a).

“M&Y Transferors” is defined in Section 4.6(a).

“Management Current Share Number” means 239,700,569 Ordinary Shares, as may be appropriately adjusted for any stock splits, stock dividends or similar transactions.

“Management Member Designee(s)” is defined in Section 2.3.

“Management Member Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by a Management Member divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

“Management Members” means JM and JT, each solely in his capacity as a shareholder of the Company.

“Management Members’ Representative” is defined in Section 10.2(a).

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company, to be adopted and approved by the shareholders of the Company on or prior to the Closing Date and filed with the appropriate Governmental Authority on the Closing Date, substantially in the form of Exhibit H to be attached to the Share Repurchase Agreement.

“Offer Notice” is defined in Section 4.2(a).

“Offer Price” is defined in Section 4.2(a).

“Offeree Remaining Shares” is defined in Section 4.2(d).

“Offerees” is defined in Section 4.2(a).

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.000025 per share.

“Original Agreement” is defined in the first recital of this Agreement.

“Other Shares” means any shares of capital stock of the Company that are not Ordinary Shares, including, without limitation, any securities that by their terms are, directly or through a series of one or more steps, convertible into or exercisable or exchangeable for any such shares of capital stock.

“own, owned, ownership” and the like: as “owned” is defined in Section 2.9.

“Parent Shareholder” is defined in Section 2.2(c).

“Permitted Transferee” is defined in Section 4.1.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan).

“Preemptive Rights” is defined in Section 6.1(a).

“Preemptive Share Amount” is defined in Section 6.1(d).

“Project Company” means any Subsidiary of the Company established to acquire or develop a specific asset or project and which is not an operating Subsidiary of a Core Business.

“Project Debt” means the sum of (A) any Indebtedness incurred by a Project Company where neither the Company nor any Subsidiary of the Company (other than that Project Company or one or more other Project Companies) (i) provides any guarantee in respect of such Indebtedness or (ii) incurs any liability (other than any Lien created over the share capital of or shareholder loans to such Project Company) in respect of such Indebtedness plus (B) if and to the extent the aggregate amount of cash and the fair market value (at the time of contribution) of assets invested in the equity capital of, loaned to, or contributed to all Project Companies exceeds US $250 million, the amount of such excess.

“Purchase and Contribution Agreement” means the Stock Purchase and Contribution Agreement, dated as of August 10, 2005, by and between the Company and Yahoo, as amended by the Amendment to Stock Purchase and Contribution Agreement, dated as of October 24, 2005.

“Purchase Price” is defined in Section 6.1(e).

“Purchaser” is defined in Section 4.3(a).

“Qualifying Sale” is defined in Section 4.3(a).

“Relying Shareholder” is defined in Section 2.2(c).

“Replacement Director” is defined in Section 2.5(d).

“Request” is defined in Section 9.2(b).

“Respondent” is defined in Section 9.2(b).

“Sale Notice” is defined in Section 4.3(a).

“Sale Price” is defined in Section 4.3(a).

“Sale Shares” is defined in Section 4.3(a).

“Second Round Offeree” is defined in Section 4.2(d).

“Section 404” is defined in Section 8.4.

“Security Agreements” means (i) the Legal Mortgage of Alibaba Shares, dated October 21, 2011, by IPCo in favor of the Collateral Agent, (ii) the Legal Mortgage of IPCo Shares, dated October 21, 2011, by JM and JT in favor of the Collateral Agent, (iii) the Fixed and Floating Charge, dated October 21, 2011, by IPCo in favor of the Collateral Agent and (iv) any amendment, waiver, supplement or other modification to any of the foregoing.

“Security Interests” means the Liens granted to or in favor of Collateral Agent and/or the relevant secured party pursuant to the Security Agreements.

“Shareholder(s)” is defined in the first paragraph of this Agreement.

“Shareholders Meeting” is defined in Section 2.1.

“Share Repurchase” is defined in the third recital to this Agreement.

“Share Repurchase Agreement” means the Share Repurchase and Preferred Share Sale Agreement, dated as of May 20, 2012, by and among the Company, Yahoo and Yahoo! Hong Kong Holdings Limited, as amended on September 11, 2012, and as may be amended, supplemented or modified from time to time.

“SOFTBANK” is defined in the first paragraph of this Agreement.

“SOFTBANK Affiliate” means, with respect to SOFTBANK, another Person that directly or indirectly through one or more intermediaries, is controlled by, or under common control with, SOFTBANK, including but not limited to a Subsidiary of SOFTBANK, provided, however, that, in addition to such control or common control SOFTBANK either (a) owns, directly or indirectly, share capital or other equity interests representing more than 75% of the outstanding voting stock or other equity interests (disregarding, for the avoidance of doubt, any carried interest or similar economic participation rights of any Person formed as a fund, provided such interest or rights do not confer voting rights as to the governance of such Person on the holder thereof) or (b) owns, directly or indirectly, share capital or other equity interests representing more than 50% of such outstanding voting stock or other equity interests and has the right to designate at least two-thirds (2/3) of the directors of such Person. “Control,” for purposes of this definition, has the meaning set forth in the definition of Affiliate.

“SOFTBANK Designee(s)” is defined in Section 2.3.

“SOFTBANK Economic Interest Percentage” means the quotient of (x) the sum of the number of Ordinary Shares owned by SOFTBANK divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

“SOFTBANK Excess Vote Shares” is defined in Section 5.3(b).

“SOFTBANK Percentage” is defined in Section 5.3(b).

“Subject Shares” is defined in Section 4.2(a).

“Subordinate Shareholder” is defined in Section 2.2(b).

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person in accordance with GAAP.

“Substitute Director” is defined in Section 2.5(c).

“Taobao” means the businesses of (i) consumer-to-consumer online commerce marketplace currently doing business primarily under the Internet domain name www.taobao.com and (ii) business-to-consumer online commerce platform currently doing business primarily under the Internet domain name www.tmall.com, in each case operated by the Company and/or its Subsidiaries.

“Threshold Number” means 398,871,490 Ordinary Shares, as may be appropriately adjusted for any stock splits, stock dividends or similar transactions.

“Transfer” means any sale, transfer, assignment, gift, disposition of, creation of any encumbrance over or other transfer, whether directly or indirectly, of the legal or beneficial ownership or economic benefits or other interest in all or a portion of any property, assets, rights or otherwise, whether or not for consideration.

“Transferor” is defined in Section 4.2.

“Transferring Shareholder” is defined in Section 4.3(a).

“U.S. GAAP” means United States generally accepted accounting principles.

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor.

“Withdrawing Director” is defined in Section 2.5(c).

“Written Consent” is defined in Section 2.1.

“Yahoo” is defined in the first paragraph of this Agreement.

“Yahoo Designee(s)” is defined in Section 2.3.

“Yahoo Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by Yahoo divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

“Yahoo Excess Vote Shares” is defined in Section 5.3(a).

“Y&S Purchaser” is defined in Section 4.5(a).

“Y&S Sale” is defined in Section 4.5(a).

“Y&S Sale Notice” is defined in Section 4.5(a).

“Y&S Sale Price” is defined in Section 4.5(a).

“Y&S Sale Shares” is defined in Section 4.5(a).

“Y&S Transferors” is defined in Section 4.5(a).

2. Corporate Governance.

2.1 General. From and after the Closing Date, each Shareholder and each Subordinate Shareholder shall vote or cause to be voted all Equity Securities bearing voting rights beneficially owned by such Shareholder or such Subordinate Shareholder at any annual or extraordinary meeting of shareholders of the Company (a “Shareholders Meeting”) or in any written consent executed in lieu of such a meeting of shareholders (a “Written Consent”), and shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure that the Memorandum and Articles do not, at any time hereafter, conflict in any respect with the provisions of this Agreement including, without limitation, voting to approve amendments and/or restatements of the Memorandum and Articles and remove directors that take actions inconsistent with this Agreement or fail to take actions required to carry out the intent and purposes of this Agreement. In addition, each Shareholder and each Subordinate Shareholder shall vote or cause to be voted all Equity Securities beneficially owned by such Shareholder or Subordinate Shareholder at any Shareholders Meeting or act by Written Consent with respect to such Equity Securities, upon any matter submitted for action by the Company’s shareholders or with respect to which such Shareholder or such Subordinate Shareholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Memorandum and Articles. In the event that there is any conflict between the Memorandum and Articles and this Agreement, the latter shall prevail and the Shareholders and Subordinate Shareholders (but not the Company) shall to the extent necessary, cause the change, amendment or modification of the Memorandum and Articles to eliminate any such inconsistency.

2.2 Shareholder Actions.

(a) In order to effectuate the provisions of this Agreement, and without limiting the generality of Section 2.1, each Shareholder and each Subordinate Shareholder (a) hereby agrees that when any action or vote is required to be taken by such Shareholder or such Subordinate Shareholder pursuant to this Agreement, such Shareholder or such Subordinate Shareholder shall use its best efforts to call, or cause the appropriate officers and directors of the Company to call, one or more Shareholders Meetings to take such action or vote, to attend such Shareholders Meetings in person or by proxy for purposes of obtaining a quorum, or to execute or cause to be executed a Written Consent to effectuate such shareholder action, (b) shall use its best efforts to cause the Board to adopt, either at a meeting of the Board or by unanimous written consent of the Board, all the resolutions necessary to effectuate the provisions of this Agreement and (c) shall use its best efforts, to the extent not in violation of applicable Law, to cause the Board to cause the Secretary of the Company, or if there be no Secretary, such other officer of the Company as the Board may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Section 2.

(b) Each Shareholder has entered into this Agreement on behalf of itself and on behalf of each Person whose Equity Securities are “owned” by such Shareholder pursuant to Section 2.9 (each, a “Subordinate Shareholder”). Each Shareholder shall cause its Subordinate Shareholder(s) to take all actions necessary to perform all obligations hereunder, and to be deemed to have hereby made all representations and warranties hereunder as if such Subordinate Shareholder were such Shareholder.

(c) Each Shareholder (each, a “Relying Shareholder”) shall be entitled to rely upon the decision, actions, consents or instructions of each of the other Shareholders that has any Subordinate Shareholder (each, a “Parent Shareholder”) as being the decision, action, consent or instruction of each of such Parent Shareholder’s Subordinate Shareholders with respect to this Agreement or with respect to any matter related hereto. Each Relying Shareholder is hereby relieved from any liability to any of such Subordinate Shareholders for relying upon any such decision, action, consent or instruction of its Parent Shareholder.

2.3 Board Composition. Subject to Section 3.2(d), the Board shall consist of such number of directors as is determined by the Board from time to time (provided that such number shall not be more than five at any time prior to an IPO) of which (i) one director shall be a person designated by Yahoo (the “Yahoo Designee”), provided, that Yahoo’s right to designate a director on the Board shall terminate upon, and be of no force and effect from and after, the first time that Yahoo owns less than the Threshold Number of Equity Securities, (ii) two directors shall be persons designated by the Management Members (each a “Management Member Designee” and collectively, the “Management Member Designees”); provided, that in the event the Management Members, collectively, own a number of Equity Securities amounting to less than 25% of the Management Current Share Number, only one director shall be designated by the Management Members and the Management Members will continue to have the right to designate at least one director on the Board as long as JM owns one share of Equity Security of the Company, and (iii) one director shall be a person designated by SOFTBANK (the “SOFTBANK Designee”), provided, that SOFTBANK’s right to designate a director on the Board shall terminate upon, and be of no force and effect from and after, the first time that SOFTBANK owns less than the Threshold Number of Equity Securities. Without limiting the generality of the requirements of Sections 2.1 and 2.2: (i) for so long as a Shareholder may designate at least one director pursuant to this Section 2.3, the Board shall not (A) increase the number of directors of the Board, or (B) designate a new director, without the prior written approval of each such Shareholder; and (ii) the Shareholders and Subordinate Shareholders will take all actions necessary to effect the provisions of this Section 2.3 and any determination or resolution of the Board under this Section 2.3, including amending the Memorandum and Articles to increase or decrease the numbers of directors on the Board and electing or removing directors.

2.4 IPO and Stock Exchange Rules. In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon an IPO to expand the number of directors on the Board in order to comply with independence or other comparable requirements of such exchange or quotation system, the Shareholders agree to vote in favor of such expansion so as to comply with the requirements of such rules. The Shareholders and Subordinate Shareholders hereby agree to amend the Memorandum and Articles prior to an IPO if and to the extent required to comply with corporate governance and related requirements of the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon an IPO.

2.5 Office and Expenses; Removal; Replacement.

(a) All directors designated pursuant to this Agreement shall hold office until their respective successors shall have been appointed. The Company shall provide to such directors the same information concerning the Company and its Subsidiaries, and access to information, provided to all other members of the Board. The reasonable travel expenses incurred by any such director in attending any meetings of the Board shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses.

(b) Notwithstanding anything herein to the contrary, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that, (i) Yahoo shall have the sole and exclusive power to remove and replace the Yahoo Designee from the Board, with or without Cause, (ii) the Management Members shall have the sole and exclusive power to remove and replace any Management Member Designee from the Board, with or without Cause, and (iii) SOFTBANK shall have the sole and exclusive power to remove and replace the SOFTBANK Designee from the Board, with or without Cause; provided, however, that at such time as Yahoo, the Management Members or SOFTBANK is no longer entitled to designate a director or directors pursuant to Section 2.3, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that any director then holding office who was designated by Yahoo, the Management Members or SOFTBANK, respectively, shall automatically and immediately, without any further action, be removed from the Board, including any committees thereof; provided, further that, if at such time there are two Management Members Designees on the Board and the Management Members lose the right to designate one such member, the Management Members’ Representative shall designate which director shall be removed.

(c) If any director (a “Withdrawing Director”) designated in the manner set forth in Section 2.3 above is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, such Withdrawing Director’s replacement (the “Substitute Director”) on the Board will be designated by the party or parties who designated the Withdrawing Director, subject to Section 2.3. The Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that such Substitute Director is elected. No meeting of the Board shall be held pending replacement of any Withdrawing Director without the consent of the Shareholder entitled to name the Substitute Director unless such Shareholder shall have failed to name a Substitute Director within 15 days after the removal, withdrawal, death or incapacitation of such Withdrawing Director.

(d) If any Shareholder entitled to designate a director or directors pursuant to this Agreement fails to designate any director or directors and such directorship or directorships shall have been vacant for sixty (60) days, the other Shareholders may appoint a director (the “Replacement Director”) until a new director is designated by the Shareholder who is originally entitled to designate such director, whereupon the Replacement Director shall automatically vacate his or her office as a director. Subject to Section 2.4, if any Shareholder loses its right to designate one or more directors pursuant to Section 2.3, the size of the Board shall automatically and immediately, without further action, be decreased by one for each such right that has terminated.

2.6 Meetings. The parties hereto will cause the Board to meet at least once every quarter. A quorum of the Board shall consist of at least a majority of all directors and shall include at least (i) the Yahoo Designee, for so long as Yahoo has designated a director; (ii) one Management Member Designee, for so long as the Management Members have designated a director and (iii) the SOFTBANK Designee, for so long as SOFTBANK has designated a director, in each case in accordance with Section 2.3; provided, however, that in the event that, at the time appointed for the start of a Board meeting, a quorum is not present, the Chairman or Secretary of the Company shall notify the other directors (which notice may be given by e-mail; provided that it is followed immediately by confirmation via facsimile, personal delivery or overnight mail as provided in Section 10.1) and reschedule such meeting to a time that (A) is proposed by the absent director within 72 hours of receipt of such notice for a meeting, to be held within seven days of such notice from the Chairman or the Secretary of the Company of the failure to obtain quorum at such originally scheduled meeting (provided, that the proposed time must be during business hours in Hong Kong) or (B) if the absent director has failed to propose a meeting time within 72 hours of such notice from the Chairman of the failure to obtain quorum at such originally scheduled meeting, a date which is no fewer than ten days after the originally scheduled meeting date; provided, further, that in the event there is no quorum for the reconvened meeting of the Board, then the quorum for such reconvened meeting shall be a majority of all directors, failing which the meeting shall be dissolved. If a quorum is present at the start of a Board meeting or a reconvened Board meeting, as the case may be, the subsequent willful or voluntary departure of a director shall not cause the quorum to be lost, and the Board Meeting need not be adjourned. Resolutions of the Board and its committees (if any) shall be adopted by a majority of the members of the Board and such committees, except as otherwise expressly provided in this Agreement. Any director may call a special meeting of the Board. The Board will review the Applicable Thresholds from time to time and may, in its discretion, upon the approval of at least a majority of the directors at a meeting of the Board (or by written resolution in accordance with Section 2.8), revise the Applicable Thresholds in Schedule C; provided, however, that the unanimous approval of the Board is required for any revision that would result in the Applicable Thresholds being equal to or greater than twice the dollar amount of (i) any of the Applicable Thresholds set forth in Schedule C in effect on the date of this Agreement, or (ii) after any time, if at all, that the Board shall have unanimously approved an increase of the Applicable Thresholds to an amount equal to or greater than the Applicable Thresholds set forth in Schedule C in effect on the date of this Agreement, then the last Applicable Thresholds that were unanimously approved by the Board. From and after any such action of the Board in accordance with the preceding sentence, all references to Schedule C in this Agreement shall be references to Schedule C as so updated.

2.7 Indemnification.

(a) The Company shall indemnify and hold harmless each director designated pursuant to Section 2.3 (each an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or is or was a director of the Company serving at the request of the Company as a director of another company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, to the fullest extent permitted by Law against all expenses, costs and obligations (including, without limitation, attorneys’ fees, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) (“Expenses”), damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding (“Indemnifiable Amounts”) if he or she acted in good faith and in the best interests of the Company in accordance with his or her fiduciary duty to the Company.

(b) If so requested by Indemnitee, the Company may advance any and all Expenses incurred by Indemnitee, either by (i) paying such Expenses on behalf of Indemnitee, or (ii) reimbursing Indemnitee for such Expenses.

(c) If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of a claim but not, however, for all of the total amount thereof, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(d) For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable Law.

(e) The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Memorandum and Articles or otherwise. To the extent that a change in applicable Law permits greater indemnification by agreement than would be afforded currently under the Memorandum and Articles, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

(f) Indemnitees are expressly meant to be third-party beneficiaries of this Section 2.7.

2.8 Participation in Meetings; Notice. Members of the Board or any committee thereof shall be afforded the opportunity to, and may participate in a meeting of the Board or such committee by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), and signed by all the directors for the time being or all the members of a committee of directors (an alternate director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effective as if it had been passed at a meeting of the directors or committee, as the case may be, duly convened and held. Subject to the next sentence, all meetings of the Board shall be held upon at least three Business Days’ notice to all directors and to each Shareholder entitled to designate a director. Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends (by whatever permitted means) the meeting without protesting, prior to its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at any place which has been designated in the notice of the meeting or at such place as may be approved by the Board.

2.9 Determination of Share Ownership. Throughout this Agreement, for purposes of determining the number or percentage of Equity Securities owned (“owned”), (a) with respect to Yahoo, such number or percentage shall include any Equity Securities owned by Yahoo or any of Yahoo’s wholly-owned Subsidiaries or controlled Affiliates (including, for the avoidance of doubt, any Yahoo Excess Vote Shares owned by Yahoo), (b) with respect to SOFTBANK, such number or percentage shall include any Equity Securities held by SOFTBANK or any of SOFTBANK’s wholly-owned Subsidiaries or any SOFTBANK Affiliate (including, for the avoidance of doubt, any SOFTBANK Excess Vote Shares owned by SOFTBANK) and (c) with respect to each Management Member, such number or percentage shall include any Equity Securities held by (i) such Management Member, (ii) any of such Management Member’s wholly-owned Subsidiaries or controlled Affiliates in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and profits) (provided, that with respect to IPCo, other than the extent to which any Security Interests have been foreclosed upon or are subject to foreclosure proceedings, the determination of whether IPCo is a controlled Affiliate in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and in profits) and whether IPCo owns any Equity Securities of the Company will be made assuming that the obligations underlying the Security Interests have been satisfied and that the Security Agreements have been terminated in accordance with their terms such that the Equity Securities of the Company are held by or revert to IPCo absolutely) and (iii) any of such Management Member’s Family Members, trusts formed by such member for the benefit of himself or his Family Members (including any holding company directly or indirectly held by such trusts), family limited partnerships and other entities formed for the principal benefit of such Management Member and his Family Members (provided, that, the determination of whether such an entity has been formed for the principal benefit of such Management Member or his Family Members shall be conclusively established in the affirmative if such Management Member or his Family Members own or are entitled to more than 50% of the combined economic interests (in capital and in profits) of such entity). All numbers contained herein shall be adjusted appropriately for stock splits, stock dividends, reverse splits, recombinations and the like.

3. Matters that Require Approval of the Board or Shareholders.

3.1 Matters that Require Approval of the Majority of the Board. Except with the prior approval of at least a majority of the directors at a meeting of the Board (or by written resolution of all the directors in accordance with Section 2.8), the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) appoint or remove the Chief Executive Officer of the Company;

(b) approve the annual operating plan and annual operating budget of the Company or make or commit to material expenditures outside of that plan and budget;

(c) unless approved by the Board in connection with its approval of the capital disposition plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of the Company or any of its Subsidiaries (including any such disposition, sale or other Transfer to any Subsidiary of the Company (including Alibaba.com Limited) is not a direct or indirect wholly owned Subsidiary of the Company) in an amount exceeding the Applicable Thresholds;

(d) unless approved by the Board in connection with its approval of the capital expenditure plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the purchase or acquisition of assets (including securities of Subsidiaries) or properties in an amount exceeding the Applicable Thresholds;

(e) unless approved by the Board in connection with its approval of the annual budget of the Company, incur any Group Debt that would cause Group Net Leverage immediately after such incurrence to exceed 1.00:1 (other than Excluded Project Debt, which shall not be considered in the definition of Group Debt or Group Net Leverage for purposes of this Section 3.1(e));

(f) issue any Equity Securities of the Company other than Exempted Securities;

(g) appoint or terminate the Company’s auditors;

(h) declare or pay any dividend or make any distribution on or with respect to the Equity Securities (including by way of repurchase other than pursuant to an ESOP approved by the Board); and

(i) make any filing for the appointment of a receiver or administrator for the winding up, liquidation, bankruptcy or insolvency of the Company or any of its material Subsidiaries or otherwise pursue bankruptcy or insolvency proceedings, unless otherwise required by applicable Law.

3.2 Matters that Require Approval of Each of Yahoo, the Management Members’ Representative and SOFTBANK. Except with the prior written approval of each of Yahoo, SOFTBANK and the Management Members’ Representative, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) enter into or adopt any ESOP;

(b) (i) enter into any transaction or transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of any of the Company’s Core Businesses (including any such disposition, sale or other Transfer to a Subsidiary of the Company at any time that such Subsidiary is not a direct or indirect wholly owned Subsidiary of the Company) if, with respect to any single Core Business, (A) the fair market value of all of the assets or properties so disposed, sold or Transferred in any transaction or transactions relating to such Core Business, together with all other assets or properties of such Core Business so disposed, sold, or Transferred, cumulatively exceeds the lower of (x) US$1.0 billion and (y) 20% of the fair market value of the gross assets of such Core Business, or (B) the equity interests so disposed, sold or Transferred in any transaction or transactions relating to such Core Business together with all other equity interests of such Core Business so disposed, sold, or Transferred, cumulatively represent 20% or more of the voting interests in such Core Business; or

(ii) engage in or consummate a distribution (or repurchase or redemption of Equity Securities), or series of related distributions (or repurchases or redemptions), in which assets (including securities of Subsidiaries) are actually received by all holders of any class of Equity Securities of the Company of which Yahoo is a holder where the fair market value of such assets (or securities), other than any cash, exceeds US$1.0 billion;

(c) enter into any Change of Control Transaction with any party that is not also a party to this Agreement;

(d) increase the number of directors of the Board or designate a new director of the Board (other than the Yahoo Designee, the Management Member Designees, and the SOFTBANK Designee); and

(e) amend or modify the Memorandum and Articles in a manner that conflicts with the provisions of this Agreement;

provided, however, that (i) the approval rights of Yahoo under this Section 3.2 shall terminate upon, and be of no force and effect from and after, the first time that Yahoo owns less than the Threshold Number of Equity Securities; (ii) the approval rights of the Management Members’ Representative under this Section 3.2 shall terminate and be of no force and effect in the event that the aggregate number of Equity Securities owned by Management Members is less than one-third of the Management Current Share Number; and (iii) the approval rights of SOFTBANK under this Section 3.2 shall terminate upon, and be of no force and effect from and after, the first time that SOFTBANK owns less than the Threshold Number of Equity Securities.

3.3 Matters that Require Approval of Disinterested Directors of the Board. Except (a) with the prior approval of a majority of the disinterested directors of the Board or (b) pursuant to this Agreement, the Company will not, and will cause each of its Subsidiaries not to, enter into or engage in any transaction or agreement to which the Company or any of the Company’s Subsidiaries, on the one hand, and any of the Shareholders or Subordinate Shareholders or any of their respective Subsidiaries, Affiliates or Family Members, on the other hand, are parties or receive any direct or indirect economic or other benefit (except to the extent of their pro rata share in a benefit accruing to all holders of Ordinary Shares); provided, however, that prior approval of a majority of the disinterested directors of the Board shall not be required in respect of such matter if each of Yahoo, the Management Members’ Representative and SOFTBANK has given prior notice to the Company that it consents to such matter without prior approval of a majority of the disinterested directors of the Board being obtained.

3.4 Formation and Assignment of Authority to a Committee of the Board. The Board may establish any committee it deems necessary or appropriate, but only with the approval of the Yahoo Designee for so long as Yahoo has designated a director, one Management Member Designee for so long as the Management Members have designated a director, and the SOFTBANK Designee for so long as SOFTBANK has designated a director. Each such committee shall include, at their respective election, the Yahoo Designee for so long as Yahoo has designated a director if Yahoo chooses to include a designee on such committee, one Management Member Designee for so long as the Management Members have designated a director if the Management Members choose to include a designee on such committee and the SOFTBANK Designee for so long as SOFTBANK has designated a director if SOFTBANK chooses to include a designee on such committee. Each such committee shall exercise those powers of the Board delegated to it by the Board. In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon an IPO to expand or otherwise reconstitute the number of members on the Board’s committees or otherwise reconstitute such committees in order to comply with independence or other comparable requirements of such exchange or quotation system, the directors of the Board shall vote in favor of such expansion or reconstitution so as to comply with the requirements of such rules.

4. Restrictions on Share Transfer.

4.1 Certain Permitted Transfers. A Shareholder or its Subordinate Shareholder may at any time Transfer its Equity Securities to any Person whose Equity Securities would be included in the number or percentage of the Equity Securities owned by such Shareholder in determining such number or percentage pursuant to Section 2.9 (a “Permitted Transferee”); provided, however, that such transferee shall at all times continue to be a Permitted Transferee and that such transferee becomes a party to this Agreement pursuant to an instrument satisfactory to each of the Management Members’ Representative, Yahoo and SOFTBANK; provided, further, that (i) in the event of any Transfer by Yahoo or any of Yahoo’s Subordinate Shareholders to any of Yahoo’s controlled Affiliates, Yahoo shall provide, 20 Business Days prior to such Transfer, written notice to the Management Members’ Representative and SOFTBANK of such intent to Transfer, and the name and such other details concerning such controlled Affiliate as SOFTBANK or the Management Member’s Representative may reasonably request, and (ii) in the event of any Transfer by SOFTBANK or any of SOFTBANK’s Subordinate Shareholders to any SOFTBANK Affiliate, SOFTBANK shall provide, 20 Business Days prior to such Transfer, written notice to the Management Members’ Representative and Yahoo of such intent to Transfer, and the name and such other details concerning such SOFTBANK Affiliate as Yahoo or the Management Member’s Representative may reasonably request.

4.2 Right of First Offer. Subject to Section 7.1, and except as otherwise allowed under Section 4.1, no Shareholder or Subordinate Shareholder (the “Transferor”) may, at any time, Transfer any Equity Securities legally or beneficially held by it, except pursuant to the following provisions:

(a) Prior to consummating any such Transfer of the Equity Securities, the Transferor shall deliver a written notice (the “Offer Notice”) to each other Shareholder (the “Offerees”), setting forth its bona fide intention to Transfer Equity Securities to a third party, the number and type of Equity Securities to be Transferred (the “Subject Shares”), the price at which such Transferor wishes to sell the Subject Shares (the “Offer Price”), and any other terms of the offer.

(b) The Offer Notice shall constitute, for a period of 15 days from the date on which it shall have been deemed given, an irrevocable and exclusive offer to sell to each Offeree (or any direct or indirect wholly-owned Subsidiary designated by an Offeree), at the Offer Price, a portion of the Subject Shares not greater than the proportion that the number of Equity Securities owned by such Offeree bears to the total number of Equity Securities owned by all the Offerees.

(c) Each Offeree (or a designated direct or indirect wholly-owned Subsidiary thereof) may accept the offer set forth in an Offer Notice by giving notice to the Transferor, prior to the expiration of such offer, specifying the maximum number of the Subject Shares that the Offeree wishes to purchase. Any Offeree may exercise the right to purchase all or a portion of Equity Securities pursuant to this Section 4.2 by causing such Person(s) to which such Offeree would be permitted to Transfer Equity Securities pursuant to Section 4.1 to purchase such all or portion of Equity Securities directly from the Transferor, if so specified in the notice given to the Transferor pursuant to this Section 4.2(c) and/or Section 4.2(d).

(d) If one or more Offerees do not agree to purchase all of the Subject Shares to which such Offerees are entitled (such shares not purchased, the “Offeree Remaining Shares” and together with Offeree Remaining Shares of all other Offerees, the “Aggregate Remaining Shares”), the Transferor shall promptly so notify each Offeree that has agreed to purchase all of the Subject Shares so entitled (each a “Second Round Offeree”), such notice to constitute an offer to sell, irrevocable for fifteen (15) days, to each such Offeree, at the Offer Price, a portion of the Aggregate Remaining Shares not greater than the proportion that the number of Equity Securities owned by such Second Round Offeree bears to the total number of Equity Securities owned by all of the Second Round Offerees. Each Second Round Offeree shall notify the Transferor, prior to the expiration of such offer, specifying the number of Aggregate Remaining Shares that such Offeree agrees to purchase.

(e) If the Offerees in the aggregate agree to purchase any or all of the Subject Shares pursuant to this Section 4.2, they shall pay in cash or immediately available funds for and the Transferor shall deliver valid title to, free and clear of any Lien, such Subject Shares, subject to receipt of any necessary or advisable third party approvals or any Governmental Approvals, within fifteen (15) days following completion of the procedures set forth in subsection (b) and (d) hereof.

(f) If the offers made by the Transferor to the Offerees pursuant to subsections (b) and (d) hereof expire without an agreement by one or more Offerees to purchase all of the Subject Shares, the Transferor shall have sixty (60) days to enter into a definitive agreement with respect to such Transfer and ninety (90) days to effect the Transfer of the balance of the Subject Shares to any third party or parties, for cash, at a price not less than the Offer Price, and upon terms not otherwise more favorable to the transferee or transferees than those specified in the Offer Notice, subject to the execution and delivery by such third party of an assignment and assumption agreement, in form and substance satisfactory to the other Shareholders, pursuant to which such third party shall assume all of the obligations of a party pursuant to or under this Agreement. In the event such Transfer is not consummated within such ninety (90) day period, the Transferor shall not be permitted to sell its Equity Securities pursuant to this Section 4.2 without again complying with each of the requirements of this Section 4.2; provided, that such ninety (90) day period should be extended automatically as necessary (i) to apply for and obtain any Governmental Approvals that are required to consummate such Transfer, so long as the Transferor is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law and (ii) in the event that Section 4.3, 4.4, 4.5 or 4.6 applies, to complete the procedure as provided therein. If there is such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

(g) The provisions of this Section 4.2 shall terminate upon, and be of no force and effect from and after, the completion of an IPO.

(h) Subject to Section 4.2(g), each Shareholder’s right of first offer set forth in this Section 4.2 shall terminate, (i) with respect to Yahoo or SOFTBANK, in the event such Shareholder ceases to own at least the Threshold Number of Equity Securities and (ii) with respect to the Management Members, in the event that the aggregate number of Equity Securities owned by the Management Members is less than 50% of the Management Current Share Number.

4.3 Tag-Along Rights of Financial Investors. Except as otherwise allowed under Section 4.1, neither Yahoo nor SOFTBANK may Transfer 80% or more of the Equity Securities then owned by it (in a single transaction or a series of related transactions), except pursuant to the following procedures:

(a) At least thirty (30) days prior to making such Transfer (each such Transfer, “Qualifying Sale”), Yahoo or SOFTBANK (as the case may be), together with their wholly-owned Subsidiaries or SOFTBANK Affiliates, as applicable (the “Transferring Shareholder”) shall deliver a written notice (the “Sale Notice”) to each of the Financial Investors. The Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “Purchaser”), (ii) the number and type of Equity Securities to be purchased by the Purchaser (such shares, the “Sale Shares”), (iii) the price (the “Sale Price”) per share of the Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the Transferring Shareholder on the date of the Sale Notice and (vi) any other material terms and conditions of the proposed Transfer. If, after delivery of any Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the Transferring Shareholder shall deliver a new Sale Notice incorporating such changed terms, and the provisions of this Section 4.3 shall apply in all respects to such revised Sale Notice.

(b) Each Financial Investor shall have the right to participate in the Qualifying Sale and to request to sell to the Purchaser, and the Transferring Shareholder shall upon the request of such Financial Investor request that the Purchaser purchase from such Financial Investor, on the same terms and conditions offered to the Transferring Shareholder by the Purchaser at the Sale Price, a number of Equity Securities up to (i) the number of the Sale Shares multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Equity Securities owned by such Financial Investor on the date of the Sale Notice and the denominator of which shall be the number of Equity Securities owned in the aggregate by the Transferring Shareholder and all the Financial Investors on the date of the Sale Notice.

(c) Each of the Financial Investors may exercise its tag-along rights under this Section 4.3 by delivering an irrevocable written notice to the Transferring Shareholder and the Company no later than thirty (30) days after receipt of the Sale Notice (including, without limitation, a revised Sale Notice contemplated by Section 4.3(a)) setting forth the number of Equity Securities it elects to sell in the Qualifying Sale. No exercise of rights with respect to a Sale Notice shall bind any Financial Investor with respect to any subsequent related revised Sale Notice served on such Financial Investor pursuant to the last sentence of Section 4.3(a).

(d) If any or all of the Financial Investors have elected to exercise their tag-along rights hereunder pursuant to Section 4.3(c) above, the Transferring Shareholder shall not consummate any Qualifying Sale unless the Purchaser shall have concurrently purchased from such Financial Investors the number of Equity Securities as set forth in the written notice from the Financial Investors as provided in Section 4.3(c) above, on the same date and at the price described under Section 4.3(b) and, on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow such Financial Investors to sell their Equity Securities to the Purchaser. In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the Sale Notice, provided, that if any revised Sale Notice is delivered as contemplated by the last sentence of Section 4.3(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised Sale Notice.

4.4 Tag-Along Rights of Yahoo. Except as otherwise allowed under Section 4.1, the Management Members (as a group and including any Equity Securities owned by any of such member’s Family Members, trusts formed by such member for the benefit of himself or his family member, and other comparable entities) and SOFTBANK may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a) At least thirty (30) days prior to making such Transfer (an “M&S Sale”), the Management Members and SOFTBANK or their wholly-owned Subsidiaries or SOFTBANK Affiliates (as the case may be) (the “M&S Transferors”) shall deliver a written notice (the “M&S Sale Notice”) to Yahoo. The M&S Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “M&S Purchaser”), (ii) the number and type of Equity Securities to be purchased by the M&S Purchaser (such shares, the “M&S Sale Shares”), (iii) the price (the “M&S Sale Price”) per share of the M&S Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the M&S Transferors on the date of the M&S Sale Notice and (vi) any other material terms and conditions of the proposed Transfer. If, after delivery of any M&S Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the M&S Transferors shall deliver a new M&S Sale Notice incorporating such changed terms, and the provisions of this Section 4.4 shall apply in all respects to such revised M&S Sale Notice.

(b) Yahoo shall have the right to participate in the M&S Sale and to request to sell to the M&S Purchaser, and the M&S Transferors shall upon the request of Yahoo request that the M&S Purchaser purchase from Yahoo, on the same terms and conditions offered to the M&S Transferors by the M&S Purchaser at the M&S Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by Yahoo on the date of the M&S Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the M&S Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the M&S Transferors and Yahoo on the date of the M&S Sale Notice.

(c) Yahoo may exercise its tag-along rights under this Section 4.4 by delivering an irrevocable written notice to the M&S Transferor and the Company no later than thirty (30) days after receipt of the M&S Sale Notice (including, without limitation, a revised M&S Sale Notice contemplated by Section 4.4(a)) setting forth of the number of Equity Securities it elects to sell in the M&S Sale. No exercise of rights with respect to an M&S Sale Notice shall bind Yahoo with respect to any subsequent related revised M&S Sale Notice served on Yahoo pursuant to the last sentence of Section 4.4(a).

(d) If Yahoo has elected to exercise its tag-along rights hereunder pursuant to Section 4.4(c) above, the M&S Transferor shall not consummate any M&S Sale unless the M&S Purchaser shall have concurrently purchased from Yahoo the number of Equity Securities as set forth in the written notice from Yahoo as provided in Section 4.4(c) above, on the same date and at the price described under Section 4.4(b) and on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow Yahoo to sell its Equity Securities to the M&S Purchaser. In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the M&S Sale Notice, provided, that if any revised M&S Sale Notice is delivered as contemplated by the last sentence of Section 4.4(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised M&S Sale Notice.

4.5 Tag-Along Rights of the Management Members. Except as otherwise allowed under Section 4.1, Yahoo and SOFTBANK may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a) At least thirty (30) days prior to making such Transfer (a “Y&S Sale”), Yahoo and SOFTBANK or their wholly-owned Subsidiaries or SOFTBANK Affiliates (as the case may be) (the “Y&S Transferors”) shall deliver a written notice (the “Y&S Sale Notice”) to the Management Members’ Representative. The Y&S Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “Y&S Purchaser”), (ii) the number and type of Equity Securities to be purchased by the Y&S Purchaser (such shares, the “Y&S Sale Shares”), (iii) the price (the “Y&S Sale Price”) per share of the Y&S Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the Y&S Transferors on the date of the Y&S Sale Notice and (vi) any other material terms and conditions of the proposed Transfer. If, after delivery of any Y&S Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the Y&S Transferors shall deliver a new Y&S Sale Notice incorporating such changed terms, and the provisions of this Section 4.5 shall apply in all respects to such revised Y&S Sale Notice.

(b) Each of the Management Members shall have the right to participate in the Y&S Sale and to request in accordance with Section 4.5(c), to sell to the Y&S Purchaser, and the Y&S Transferors shall upon the request of such Management Member in accordance with Section 4.5(c), request that the Y&S Purchaser purchase from such Management Member, on the same terms and conditions offered to the Y&S Transferors by the Y&S Purchaser at the Y&S Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by such Management Member on the date of the Y&S Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the Y&S Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the Y&S Transferors and such Management Member on the date of the Y&S Sale Notice.

(c) Each Management Member may exercise such Management Member’s tag-along rights under this Section 4.5 by delivering an irrevocable written notice through the Management Members’ Representative, to the Y&S Transferor and the Company no later than thirty (30) days after receipt of the Y&S Sale Notice (including, without limitation, a revised Y&S Sale Notice contemplated by Section 4.5(a)) setting forth the number of Equity Securities it elects to sell in the Y&S Sale. No exercise of rights with respect to a Y&S Sale Notice shall bind such Management Member with respect to any subsequent related revised Y&S Sale Notice served on the Management Members’ Representative pursuant to the last sentence of Section 4.5(a).

(d) If any Management Member has elected to exercise their tag-along rights hereunder pursuant to Section 4.5(c) above, the Y&S Transferor shall not consummate any Y&S Sale unless the Y&S Purchaser shall have concurrently purchased from such Management Member the number of Equity Securities as set forth in the written notice from such Management Member given through the Management Members’ Representative as provided in Section 4.5(c) above, on the same date and at the price described under Section 4.5(b) and on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow such Management Member to sell its Equity Securities to the Y&S Purchaser. In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the Y&S Sale Notice, provided, that if any revised Y&S Sale Notice is delivered as contemplated by the last sentence of Section 4.5(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised Y&S Sale Notice.

4.6 Tag-Along Rights of SOFTBANK. Except as otherwise allowed under Section 4.1, the Management Members (as a group and including any Equity Securities owned by any of such member’s Family Members, trusts formed by such member for the benefit of himself or his family member, and other comparable entities) and Yahoo may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a) At least thirty (30) days prior to making such Transfer (an “M&Y Sale”), the Management Members and Yahoo or their wholly-owned Subsidiaries (as the case may be) (the “M&Y Transferors”) shall deliver a written notice (the “M&Y Sale Notice”) to SOFTBANK. The M&Y Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “M&Y Purchaser”), (ii) the number of Equity Securities to be purchased by the M&Y Purchaser (such shares, the “M&Y Sale Shares”), (iii) the price (the “M&Y Sale Price”) per share of the M&Y Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number of Equity Securities owned by the M&Y Transferors on the date of the M&Y Sale Notice and (vi) any other material terms and conditions of the proposed Transfer. If, after delivery of any M&Y Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the M&Y Transferors shall deliver a new M&Y Sale Notice incorporating such changed terms, and the provisions of this Section 4.6 shall apply in all respects to such revised M&Y Sale Notice.

(b) SOFTBANK shall have the right to participate in the M&Y Sale and to request to sell to the M&Y Purchaser, and the M&Y Transferors shall upon the request of SOFTBANK request that the M&Y Purchaser purchase from SOFTBANK, on the same terms and conditions offered to the M&Y Transferors by the M&Y Purchaser at the M&Y Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by SOFTBANK on the date of the M&Y Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the M&Y Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the M&Y Transferors and SOFTBANK on the date of the M&Y Sale Notice.

(c) SOFTBANK may exercise its tag-along rights under this Section 4.6 by delivering an irrevocable written notice to the M&Y Transferor and the Company no later than thirty (30) days after receipt of the M&Y Sale Notice (including, without limitation, a revised M&Y Sale Notice contemplated by Section 4.6(a)) setting forth the number of Equity Securities it elects to sell in the M&Y Sale. No exercise of rights with respect to an M&Y Sale Notice shall bind SOFTBANK with respect to any subsequent related revised M&Y Sale Notice served on SOFTBANK pursuant to the last sentence of Section 4.6(a).

(d) If SOFTBANK has elected to exercise its tag-along rights hereunder pursuant to Section 4.6(c) above, the M&Y Transferor shall not consummate any M&Y Sale unless the M&Y Purchaser shall have concurrently purchased from SOFTBANK the number of Equity Securities as set forth in the written notice from SOFTBANK as provided in Section 4.6(c) above, on the same date and at the price described under Section 4.6(b) and, on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow SOFTBANK to sell its Equity Securities to the M&Y Purchaser. In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the M&Y Sale Notice, provided, that if any revised M&Y Sale Notice is delivered as contemplated by the last sentence of Section 4.6(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised M&Y Sale Notice.

4.7 Survival of Rights. The tag-along rights described in Sections 4.3 through 4.6 shall terminate upon the completion of an IPO.

4.8 Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Equity Securities in violation of this Agreement shall be void, no such Transfer shall be recorded on the Company’s register of members and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall be treated) as the owner of such Equity Securities for all purposes.

4.9 Financial Investors. The Financial Investors and their wholly-owned Subsidiaries and investment funds are intended to be third-party beneficiaries of Sections 4.3 and 4.7 and the Financial Investors and such wholly-owned Subsidiaries and investment funds shall be entitled to enforce their respective rights as such under this Agreement.

5. SB Voting Limit; Yahoo Voting Limit.

5.1 Voting of Shares.

(a) Yahoo (in its capacity as a shareholder) shall attend any Shareholders Meeting or otherwise cause the Yahoo Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Yahoo Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the Management Members’ Representative not less than five Business Days before the meeting is held or consent is executed. SOFTBANK (in its capacity as a shareholder) shall attend any Shareholders Meeting or otherwise cause the Softbank Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Softbank Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the Management Members’ Representative not less than five Business Days before the meeting is held or consent is executed.

(b) At any general meeting, the chairman of the meeting may declare that the votes attached to the Yahoo Excess Vote Shares and the SOFTBANK Excess Vote Shares have been voted in accordance with this Section 5.

(c) The obligations of Yahoo and Softbank pursuant to this Section 5 do not apply to any Equity Securities held by them that are not Yahoo Excess Vote Shares or SOFTBANK Excess Vote Shares, respectively.

5.2 No Other Agreements. Neither Yahoo nor SOFTBANK may enter into any agreement with any Person the effect of which would prevent compliance by such party with any provision contained in this Section 5.

5.3 SB Voting Limit; Yahoo Voting Limit.

(a) The term “Yahoo Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and SOFTBANK and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 19.9% of the total voting power of all then-issued and outstanding share capital of the Company.

(b) The term “SOFTBANK Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by SOFTBANK exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Excess Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by SOFTBANK divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and SOFTBANK, and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by SOFTBANK exceeds the SOFTBANK Percentage. “SOFTBANK Percentage” means the greater of (x) 35% less the amount, if any, expressed as a percentage, by which the percent of the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 14.9% and (y) 30%.

(c) The “49.9% Excess Condition” exists if, prior to the IPO, the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo and SOFTBANK collectively exceeds 49.9% of the combined voting power of all then-issued and outstanding share capital of the Company, and any such excess is referred to as the “Excess Vote Shares”.

(d) Nothing in this Section 5 shall in any way restrict the ability of Yahoo or SOFTBANK to Transfer any of their respective Equity Securities.

(e) Any other provision of this Agreement notwithstanding, any action of the shareholders of the Company which would, but for the operation of this Section 5, require the affirmative vote by a Shareholder of any of its Ordinary Shares to approve such action under applicable Law (including without limitation pursuant to any requirement for approval by a special resolution of the shareholders) shall require the prior written approval of the Shareholder whose affirmative vote of any of its Ordinary Shares would be required to approve such action in the absence of this Section 5.

6. Preemptive Rights.

6.1 Preemptive Rights.

(a) If the Company proposes to sell any Equity Securities (other than Exempted Securities) (the “Additional Securities”), including in a private placement, as part of a commercial agreement or debt financing, or otherwise, the Company shall, at least thirty (30) days prior to issuing such Additional Securities, notify each of Yahoo, the Management Members and SOFTBANK in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities) and shall offer to sell such Additional Securities to each of Yahoo, the Management Members and SOFTBANK in the amounts set forth in subclauses (c) and (d) below and subject to Section 6.3, upon the terms and conditions set forth in the notice and at the Purchase Price as provided in Section 6.1(e) (the “Preemptive Rights”). For purposes of calculating the number of Additional Securities issued pursuant to this Section 6, such calculation shall include the maximum number of Ordinary Shares and other equity interests issuable upon the conversion or exercise of any convertible or exchangeable securities, options, warrants or other rights to acquire, any equity interests.

(b) If Yahoo, the Management Members or SOFTBANK wishes to subscribe for a number of Additional Securities equal to or less than the number to which they are entitled under this section, Yahoo, the Management Members or SOFTBANK may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 4.1 to subscribe for all or portion of such Additional Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Securities that it (or each of such Person(s)) wishes to purchase.

(c) With respect to Additional Securities that are Ordinary Shares, the Company shall offer to each of Yahoo, the Management Members and SOFTBANK, all or any portion specified by such exercising party of a number of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to Yahoo, the Management Members and SOFTBANK pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by Yahoo, the Management Members and SOFTBANK), (X) the Yahoo Economic Interest Percentage after such issuance would equal the Yahoo Economic Interest Percentage immediately prior to such issuance, (Y) the Management Member Economic Interest Percentage after such issuance would equal the Management Member Economic Interest Percentage immediately prior to such issuance and (Z) the SOFTBANK Economic Interest Percentage after such issuance would equal the SOFTBANK Economic Interest Percentage immediately prior to such issuance, such numbers of Additional Securities set forth in each of (X), (Y) and (Z) to constitute the “Preemptive Share Amount” for such party for purposes of any exercise of Preemptive Rights to which this paragraph (c) applies. If, at the time of the determination of any Preemptive Share Amount under this paragraph (c), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Ordinary Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Ordinary Share.

(d) With respect to Additional Securities that are Other Shares, the Company shall offer to each of Yahoo, the Management Members and SOFTBANK, all or any portion specified by such exercising party, of a number of such securities equal to the total number of such Additional Securities proposed to be sold, multiplied by the Yahoo Economic Interest Percentage, the Management Member Economic Interest Percentage or the SOFTBANK Economic Interest Percentage, as applicable, at such time (which number shall constitute the “Preemptive Share Amount” for purposes of any exercise of Preemptive Rights to which this paragraph (d) applies). If, at the time of the determination of any Preemptive Share Amount under this paragraph (d), any other Person has preemptive or other equity purchase rights similar to Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Other Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Other Share.

(e) The “Purchase Price” for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise unanimously agreed by the Company and Yahoo, the Management Members and SOFTBANK) and, except as otherwise set forth below, shall equal per Additional Security the per security issuance price for the Additional Securities giving rise to such Preemptive Right. In the case of any issuance of Additional Securities other than solely for cash, the Company and Yahoo, the Management Members and SOFTBANK shall in good faith seek to agree upon the value of the non-cash consideration; provided that the value of any publicly traded securities shall be deemed to be the market value of such securities as of the date of the consummation of such issuance. If the Company and Yahoo, the Management Members or SOFTBANK fail to agree on such value during the thirty (30) day period contemplated by the first sentence of Section 6.2, then the Company will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to Yahoo, the Management Members and SOFTBANK and that shall be instructed to make a final and binding determination of the fair market value of such items within ten (10) days of retention of such investment banking firm. If such a determination is required, the deadline for Yahoo’s, the Management Members’ and SOFTBANK’s exercise of its Preemptive Rights with respect to such issuance pursuant to Section 6.1(b) shall be extended until the fifth (5th) Business Day following the date of such determination. Whichever of the Company or Yahoo, the Management Members or SOFTBANK whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Company and Yahoo, the Management Members and SOFTBANK, as applicable.

6.2 Exercise Period. The Preemptive Rights set forth in Section 6.1 must be exercised by acceptance in writing of an offer referred to in Section 6.1(a), (i) if prior to an IPO, within thirty (30) days following the receipt of the notice from the Company of its intention to sell Equity Securities, and (ii) in connection with any registered offering (including an IPO), at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the same per share price at which such securities are sold to the public (less underwriting fees and discounts, which difference shall be shared equally by the party exercising the Preemptive Rights and the Company) and may specify a maximum and/or minimum per share price that such offeree is willing to pay for such Equity Securities. The closing of any purchase of Additional Securities pursuant to the exercise by Yahoo, the Management Members or SOFTBANK of Preemptive Rights hereunder shall occur within sixty (60) days after delivery of the notice by the Company as provided in Section 6.1(a), subject to the receipt of any necessary Governmental Approvals to which the issuance of Additional Securities is subject, provided, that such sixty (60) day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the purchaser is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is any such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

6.3 Survival of Rights. No Shareholder shall have any rights pursuant to Sections 6.1 or 6.2 in connection with any IPO, and Sections 6.1 and 6.2 shall terminate upon, and be of no force and effect from and after, the completion of an IPO. In addition, each Shareholder’s Preemptive Right set forth in Sections 6.1 and 6.2 shall terminate, and be of no force and effect from and after, (i) with respect to Yahoo or SOFTBANK, in the event such Shareholders own less than the Threshold Number of Equity Securities and (ii) with respect to the Management Members, in the event that the aggregate number of Equity Securities owned by Management Members is less than 50% of the Management Current Share Number.

7. Representations and Warranties.

Each of the Shareholders and the Subordinate Shareholders represents and warrants to the Company and each other Shareholder and Subordinate Shareholder that:

7.1 Power and Authority. Such Shareholder or Subordinate Shareholder has the power, authority and capacity (or, in the case of any Shareholder or Subordinate Shareholder that is a corporation, limited liability company or limited partnership, all corporate limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement.

7.2 Due Authorization. In the case of a Shareholder or Subordinate Shareholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder has been duly and validly authorized and approved by all necessary corporate limited liability company or limited partnership action, as the case may be. In the case of a Shareholder or Subordinate Shareholder that is an individual, the execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder are within such Shareholder’s or Subordinate Shareholder’s full power and legal rights and no other action on the part of such Shareholder or Subordinate Shareholder (including, without limitation, obtaining spousal or other consents) is necessary to authorize this Agreement or the transactions contemplated hereby.

7.3 Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Shareholder or Subordinate Shareholder and constitutes a valid and legally binding obligation of such Shareholder or Subordinate Shareholder enforceable against such Shareholder or Subordinate Shareholder in accordance with its terms.

7.4 No Conflict. The execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder does not and will not conflict with, violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Shareholder or Subordinate Shareholder is a party or by which such Shareholder or Subordinate Shareholder is bound, (ii) in the case of a Shareholder or any of its Subordinate Shareholders that is a corporation, limited liability company or limited partnership, the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, certificate of limited partnership or limited partnership agreement, as the case may be, of such Shareholder or Subordinate Shareholder or (iii) any applicable Law.

7.5 Share Ownership. With respect to each Shareholder, Schedule B hereto sets forth (i) the number and type of Equity Securities owned by such Shareholder, and (ii) the name of each Person holding Equity Securities that are deemed to be owned by such Shareholder pursuant to Section 2.9 and the number and type of Equity Securities held by each such Person. From and after the date hereof, each Shareholder shall promptly notify each other Shareholder of any changes to the information contained in Schedule B with respect to such Shareholder or any of its Subordinate Shareholders.

8. Covenants.

8.1 Standstill. No Shareholder nor any of its Subordinate Shareholders may acquire any Equity Securities of the Company if immediately following such acquisition such Shareholder would own, in the aggregate, 50% or more of the outstanding voting power or economic benefit of the Company, without the prior written approval of the relevant Governmental Authorities.

8.2 Confidentiality. Each party shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such party in good faith to protect confidential information of third parties delivered to such party, provided that such party may deliver or disclose Confidential Information to (i) such party’s representatives, Affiliates, shareholders (other than holders of such party’s publicly traded shares), limited partners, members of its investment committees, advisory committees, similar bodies, and Persons related thereto, who are informed of the confidentiality obligations of this Section 8.2 and such party shall be responsible for any violation of this Section 8.2 made by any such Person, (ii) any Governmental Authority having jurisdiction over such party or other Person to the extent required by applicable Law or (iii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any Law applicable to such party, or (B) in response to any subpoena or other legal process, provided that, in the cases of clauses (ii) and (iii), the disclosing party shall provide each other party with prior written notice thereof so that the appropriate party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other party; provided, further, that the foregoing proviso shall not apply to information required by Law to be included in filings, submissions, or disclosures made by Yahoo with the U.S. Securities and Exchange Commission or any stock or securities exchange.

8.3 Information Rights.

(a) The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

(b) The Company shall deliver to each of Yahoo, SOFTBANK and each Management Member the following information; provided, that following an IPO, the Company shall be required to provide the following information to Yahoo or SOFTBANK, as the case may be, (x) in the case of Yahoo, only if and to the extent Yahoo informs the Company pursuant to Section 8.3(e) that it requires receipt of such information for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the U.S. Securities and Exchange Commission, or any stock exchange on which the securities of Yahoo are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the U.S. Securities and Exchange Commission, or any stock exchange on which the securities of Yahoo are then listed or admitted to trading, or under or for the purpose of complying with applicable Law or (y) in the case of SOFTBANK, only if SOFTBANK at such time accounts for the Company as an “equity method affiliate” under applicable Japanese accounting conventions:

(i) Subject to Section 8.3(d), as soon as available but in any event not later than sixty (60) days after the end of each of the quarterly accounting periods, the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of each such period, the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed); provided, that if such financial statements are prepared in accordance with IFRS and reconciled to U.S. GAAP, then such reconciliation shall have been reviewed by the firm serving as the Company’s independent, public accountants at such time.

(ii) (A) Subject to Section 8.3(d), as soon as available but in any event not later than sixty (60) days after the end of each fiscal year of the Company, the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the Company and its Subsidiaries for the fourth quarterly period of such fiscal year. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed); provided, that if such financial statements are prepared in accordance with IFRS and reconciled to U.S. GAAP, then such reconciliation shall have been reviewed by the firm serving as the Company’s independent, public accountants at such time. (B) Subject to Section 8.3(d), as soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the Company and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by a firm of independent certified public accountants of recognized international standing selected by the Company and approved by the Shareholders. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).

(iii) Subject to Section 8.3(d), as soon as available but in any event not later than sixty (60) days after the end of each quarterly accounting period, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows in conjunction with Section 8.3(b)(i) above, and (B) operating metrics relevant to the Company’s businesses and used by the Company’s management for decision making purposes (excluding any Competitively Sensitive Information).

(iv) As soon as practicable following Board approval, a copy of the annual operating plan and budget of the Company.

(v) With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Shareholder (excluding any Competitively Sensitive Information).

(c) Except with respect to any Subsidiary that has publicly listed equity securities, the Company will (and will cause its Subsidiaries to) give (x) the Shareholders, and their respective employees and contract personnel primarily engaged by such Shareholder and (y) with the reasonable advance notice to, and the reasonable consent of, the Company (such consent not to be reasonably withheld, conditioned or delayed), the Shareholders’ respective outside accountants, auditors, legal counsel and other authorized representatives and agents, (i) full access during reasonable business hours to the properties, assets, books, contracts, commitments, reports and records of the Company and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and its Subsidiaries and copies of any work papers relating thereto as the Shareholders shall from time to time reasonably request; and (ii) reasonable access during reasonable business hours to the Company, its Subsidiaries and their respective employees as may be necessary or useful to the Shareholders in their reasonable judgment in connection with their review of the properties, assets and business of the Company and its Subsidiaries and the above-mentioned documents, records and information. Without limiting the generality of the foregoing, and except with respect to any Subsidiary that has publicly listed equity securities, the Company will (and will cause its Subsidiaries to) provide Yahoo and its accountants and auditors with access to such information and individuals as is reasonably necessary to conduct a review of the Company and its Subsidiaries (x) within three months following the Closing Date, (y) twice annually thereafter, and (z) as reasonably necessary to confirm that any material weakness, significant deficiency, internal control failure or system fault identified in a notice delivered or required to be delivered pursuant to Section 8.4 hereof has been remedied. Notwithstanding the foregoing, with respect to any Subsidiary that has publicly listed equity securities, the Company will provide the foregoing information if and to the extent permitted by Law, after taking into account any confidentiality covenants or other undertakings offered by Yahoo.

(d) Any other time periods referred to in Section 8.3(b)(i), (ii) or (iii) notwithstanding, from and after an IPO, the Company shall not be obligated to provide to Yahoo or SOFTBANK any information or financial statements of the type referred to in Sections 8.3(b)(i), (ii) or (iii) prior to the earlier of (x) the time the Company actually publicly discloses or (y) is required to publicly disclose, such information for purposes of compliance with the securities Laws of the jurisdiction in which the IPO occurred or listing rules of the stock exchange on which the Company’s securities are listed; provided, however, the Company shall continue to provide such information or financial statements to Yahoo or SOFTBANK, as the case may be, within the time periods referred to in Sections 8.3(b), if and to the extent Yahoo or SOFTBANK, as the case may be, delivers a certificate duly signed by an authorized officer of Yahoo or SOFTBANK, respectively notifying the Company that they require receipt of such information within such time periods for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the U.S. Securities and Exchange Commission (in the case of Yahoo), Japanese securities regulators (in the case of SOFTBANK), or any stock exchange on which the securities of Yahoo or SOFTBANK, respectively, are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the U.S. Securities and Exchange Commission (in the case of Yahoo), Japanese securities regulators (in the case of SOFTBANK), or any stock exchange on which the securities of Yahoo or SOFTBANK, respectively, are then listed or admitted to trading, or under or for the purpose of complying with applicable Law.

(e) Following an IPO, (i) if Yahoo wishes to receive information pursuant to Section 8.3(b), it shall send the Company a certificate duly signed by an authorized officer of Yahoo (which it may withdraw, update or amend at any time in its sole discretion) indicating which of the information referred to in Section 8.3(b) is so required to be received by Yahoo for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the U.S. Securities and Exchange Commission or any stock exchange on which the securities of Yahoo are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the U.S. Securities and Exchange Commission or any stock exchange on which the securities of Yahoo are then listed or admitted to trading, or under or for the purpose of complying with applicable Law, and (ii) the Company shall continue to furnish information to SOFTBANK pursuant to Section 8.3(b) until such time as SOFTBANK notifies the Company in writing that it will no longer be accounting for the Company as an “equity method affiliate” under applicable Japanese accounting conventions and SOFTBANK hereby agrees that it will so notify the Company promptly following the time when it no longer accounts for the Company as an “equity method affiliate”.

8.4 Internal Controls over Financial Reporting. The Company shall use its reasonable efforts to establish and maintain a system of internal controls over financial reporting adequate to permit Yahoo to comply with Section 404 of the United States Sarbanes Oxley Act of 2002 (“Section 404”) and any similar Law, in each case, with respect to the Company.

8.5 GAAP. All financial statements of the Company shall be prepared in accordance with GAAP. If the Company elects to prepare its financial statements pursuant to IFRS rather than U.S. GAAP, then with respect to financial information provided to Yahoo pursuant to Section 8.3, the Company shall provide to Yahoo as an integral part of the financial statements referred to in such section, a statement or statements of reconciliation from IFRS to U.S. GAAP, which reconciliation the Company shall have caused to have been reviewed by the firm serving as the Company’s independent certified public accountants at such time, and any certification delivered by any officer of the Company with respect thereto pursuant to Section 8.3 shall certify the relevant financial statements as reconciled to U.S. GAAP and as so reviewed.

8.6 Fiscal Year. The fiscal year of the Company shall begin on January 1 and end on December 31.

8.7 Designation of Alibaba.com Limited Director by Yahoo and SOFTBANK.

(a) Yahoo shall be entitled to designate one individual as a candidate for nomination to be elected to the board of directors of Alibaba.com Limited by the shareholders of Alibaba.com Limited. The Company shall exercise its power as a shareholder of Alibaba.com Limited to ensure that the individual so designated by Yahoo (x) shall be elected to the board of directors of Alibaba.com Limited, (y) shall not be removed or replaced by any Person other than Yahoo and (z) shall, to the extent such individual is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, be replaced with an individual designated by Yahoo. The nomination right of Yahoo, and the obligation of the Company with respect to this director of Alibaba.com Limited shall terminate upon the earlier of (i) when Yahoo ceases to be entitled to designate at least one director to the Board pursuant to Section 2.3 and (ii) the completion of the privatization of Alibaba.com Limited.

(b) SOFTBANK shall be entitled to designate one individual as a candidate for nomination to be elected to the board of directors of Alibaba.com Limited by the shareholders of Alibaba.com Limited. The Company shall exercise its power as a shareholder of Alibaba.com Limited to ensure that the individual so designated by SOFTBANK (x) shall be elected to the board of directors of Alibaba.com Limited, (y) shall not be removed or replaced by any Person other than SOFTBANK and (z) shall, to the extent such individual is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, be replaced with an individual designated by SOFTBANK. The nomination right of SOFTBANK, and the obligation of the Company with respect to this director of Alibaba.com Limited shall terminate upon the earlier of (i) when SOFTBANK ceases to be entitled to designate at least one director to the Board pursuant to Section 2.3 and (ii) the completion of the privatization of Alibaba.com Limited.

9. Governing Law and Dispute Resolution.

9.1 Governing Law. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law and any successor provision thereto), of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties hereunder.

9.2 Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b) The arbitration shall be conducted by three arbitrators. The party (or the parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party (or the other parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within thirty (30) days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint, within thirty (30) days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

(c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes, incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(d) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties relating to this Agreement, the Share Repurchase Agreement, the Transaction Documents (as defined in the Share Repurchase Agreement), the 2007 Amended Agreement, the Original Agreement, the Purchase and Contribution Agreement, and the other Ancillary Agreements (as defined in the Purchase and Contribution Agreement). The arbitration tribunal shall not consolidate such arbitrations unless it determines that (x) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (y) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under these Ancillary Agreements, the ruling of the tribunal constituted under this Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Law.

(f) The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

(g) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for taxes.

(h) Notwithstanding this Section 9.2 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.

10. Miscellaneous.

10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by commercial courier services or overnight mail or delivery or (c) sent by facsimile with confirmation by personal delivery or overnight mail, as follows:

(a) if to the Company, to:

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26/F, Tower 1, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

Fax: +852-2215-5200

Telephone: +852-2215-5100

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone: +1-212-403-1343

Attention: Mark Gordon

Facsimile No: +1-212-403-2343

(b) If to SOFTBANK, to:

SOFTBANK CORP.

1-9-1 Higashi-shimbashi, Minato-ku

Tokyo 105-7303, Japan

Attention: Group manager, Group Management, Finance Department

Facsimile No: +81-3-6215-5001

and

SOFTBANK CORP.

1-9-1 Higashi-shimbashi, Minato-ku

Tokyo 105-7303, Japan

Attention: Legal Department

Facsimile No: +81-3-6215-5001

with a copy to:

Morrison & Foerster LLP

Shin-Marunouchi Building 29F, 1-5-1 Marunouchi, Chiyoda-ku

Tokyo 100-6529, Japan

Attention: Ken Siegel

Facsimile No: +81-3-3214-6512

(c) If to Yahoo, to:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention: General Counsel

Facsimile No: (408) 349-3650

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Attention: Leif B. King

Facsimile No: (650) 470-4570

(d) If to a Subordinate Shareholder, to the care of the Shareholder which is deemed to own Equity Securities held by such Subordinate Shareholder pursuant to Section 2.9.

Or, in each case, at such other address as may be specified in writing to the other parties hereto. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by courier services or overnight mail or delivery, on the day delivered, and (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that it is followed immediately by confirmation by personal delivery or overnight mail that is received pursuant to subclause (i) or (ii).

10.2 Management Members’ Representative.

(a) Each of the Management Members has entered into an Agreement Among Management Members (the “Agreement Among Management Members”) pursuant to which, inter alia, the Management Members have appointed JM as their initial agent, representative and attorney-in-fact (the “Management Members’ Representative”).

(b) Each Shareholder shall be entitled to rely upon the decision, actions, consents or instructions of the Management Members’ Representative appointed pursuant to the Agreement Among Management Members as being the decision, action, consent or instruction of the Management Members and each of their respective Subordinate Shareholders in connection with all matters set forth in this Agreement that are required to be taken up collectively by the Management Members and each of their respective Subordinate Shareholders (including but not limited to the designation of the Management Member Designee(s) pursuant to Section 2.3). Each of the Company, Yahoo and SOFTBANK are hereby relieved from any liability to any Management Member or any Subordinate Shareholder of any Management Member for any lawful acts done by them in accordance with such decision, act, consent, or instruction of the Management Members’ Representative.

10.3 Expenses. Each party to this Agreement shall bear its respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

10.4 Entire Agreement. This Agreement, the Share Repurchase Agreement, the Memorandum and Articles and the other Transaction Documents (as defined in the Share Repurchase Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement supersedes all prior shareholders agreements to which the Company and any shareholder is a party, including the Original Agreement, the 2007 Amended Agreement and the Amended and Restated Shareholders Agreement entered into on May 13, 2004, among the Company and certain shareholders parties thereto.

10.5 Amendment and Waiver. Except as otherwise provided herein, no amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective against the Company, the Shareholders or the Subordinate Shareholders unless such amendment, alteration, modification or waiver is approved in writing by Yahoo, SOFTBANK and the Management Members’ Representative (which shall be the only parties whose approval shall be necessary to effect any such amendment, alteration, modification or waiver); provided, that any amendment, alteration or modification of Section 4.3, 4.7, 4.9 or 10.5 of this Agreement or any other provision that may affect the rights of the Financial Investors pursuant to Sections 4.3, 4.7, 4.9 and 10.5 of this Agreement shall also require the written consent of the Financial Investors owning Equity Securities with at least half of the voting power of Equity Securities owned by all Financial Investors as of the date of the Original Agreement. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms. A revision to Schedule C of this Agreement is not an amendment of this Agreement and requires only the approval of the Board of Directors in accordance with Section 2.6.

10.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

10.7 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

10.8 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of each of Yahoo, SOFTBANK and the Management Members’ Representative (which shall be the only parties whose approval shall be necessary to effect any such assignment), and any purported assignment or other transfer without such consent shall be void and unenforceable.

10.9 No Third Party Beneficiaries. Except as provided in Sections 2.7 and 4.9, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

10.10 Termination. Subject to the foregoing, this Agreement shall terminate with respect to each Shareholder or Subordinate Shareholder, in its capacity as a Shareholder or Subordinate Shareholder, respectively, at the time at which such Shareholder or Subordinate Shareholder, respectively, ceases to own any Equity Securities, except that such termination shall not affect (a) the rights perfected or the obligations incurred by such Shareholder or Subordinate Shareholder, respectively, under this Agreement prior to such termination (including any liability for breach of this Agreement) and (b) the obligations expressly stated to survive such cessation of ownership of Equity Securities.

10.11 Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, constituting those parties necessary to effect such an amendment and restatement in accordance with Section 10.5, have executed this Agreement as of the date first above written.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Joseph C. Tsai
Name:	Joseph C. Tsai
Title:	Director

YAHOO! INC.

By:	/s/ Timothy R. Morse
Name:	Timothy R. Morse
Title:	Executive Vice President and Chief Financial Officer

YAHOO! HONG KONG HOLDINGS
LIMITED

By:	/s/ Jeroen Peter Johan Kuipers
Name:	Jeroen Peter Johan Kuipers
Title:	Director

[Signature Page to the New Shareholders Agreement]

SOFTBANK CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Chairman & CEO

SB CHINA HOLDINGS PTE LTD

By:	/s/ Chauncey Shey
Name:	Chauncey Shey
Title:	Director

SOFTBANK BB CORP.

By:	/s/ Ken Miyauchi
Name:	Ken Miyauchi
Title:	Representative Director & COO

[Signature Page to the New Shareholders Agreement]

MANAGEMENT MEMBERS’ REPRESENTATIVE

By:	/s/ Jack Ma Yun
Name:	Jack Ma Yun

[Signature Page to the New Shareholders Agreement]

Schedule A

to New Shareholders Agreement

SCHEDULE A

FINANCIAL INVESTORS

Impresa Fund I LLC (f/k/a Fidelity Investors II Limited Partnership)

FIL Limited (f/k/a Fidelity International Limited)

Fidelity Greater China Ventures Fund L.P.

A-1

Schedule B

to New Shareholders Agreement

SCHEDULE B

SHAREHOLDER OWNERSHIP (AS OF SEPTEMEBER 18, 2012)

Shareholder	Subordinate Shareholder	Equity Securities Owned
	(as of the date of this agreement)	(following the Consummation of the Initial Repurchase, as defined in the Share Repurchase Agreement)
Yahoo! Inc.		92,626,716	Ordinary Shares
	Yahoo! Hong Kong Holdings Limited	430,938,700	Ordinary Shares

	Total	523,565,416	Ordinary Shares

SOFTBANK CORP.		274,359,976	Ordinary Shares
	SOFTBANK BB Corp.	207,466,204	Ordinary Shares
	SB China Holdings Pte Ltd.	315,916,800	Ordinary Shares

	Total	797,742,980	Ordinary Shares

Jack Ma Yun		1,173,177	Ordinary Shares
		600,000	Ordinary Shares issuable upon exercise of options
	JC Properties Limited	84,000,000	Ordinary Shares
	Wilmington Trust (Cayman) Ltd	50,000,000	Ordinary Shares
	JSP Investment Ltd.	48,097,496	Ordinary Shares
	Diamond Key Worldwide Inc.	2,100,000	Ordinary Shares issuable upon redemption of preferred shares in Alternate Solutions Management Limited

	Total	185,970,673	Equity Securities

Joseph C. Tsai		2,642,964	Ordinary Shares
		800,000	Ordinary Shares issuable upon
			exercise of options
	Parufam Limited	23,905,952	Ordinary Shares
		1,200,000	Ordinary Shares issuable upon redemption of preferred shares in Alternate Solutions Management Limited
	PMH Holding Limited	21,000,000	Ordinary Shares
	MFG Limited	4,020,980	Ordinary Shares
	Wu Ming-Hua Clara	160,000	Ordinary Shares

	Total	53,729,896	Equity Securities

B-1

SCHEDULE C

(1) with respect to a single transaction or series of related transactions, US$100 million and (2) on an aggregate basis with all such transactions in any consecutive twelve month period, US$250 million.

C-1